Exhibit 10.15

FORM OF MANAGEMENT UNIT SUBSCRIPTION AGREEMENT

(Class B Units, Class C Units and Class D Units)

THIS MANAGEMENT UNIT SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of                              , 2006, by and between NMH Investment, LLC, a Delaware limited liability company (the “Company”), and the individual named on the signature page hereto (the “Executive”).

WHEREAS, on the terms and subject to the conditions hereof, the Executive desires to subscribe for and acquire from the Company, and the Company desires to issue and provide or sell to the Executive, the Company’s Class B Common Units (the “Class B Units”), Class C Common Units (the “Class C Units”) and Class D Common Units (the “Class D Units”; collectively with the Class B Units and the Class C Units, the “Units”), in each case in the amounts set forth on Schedule I, as hereinafter set forth; and

WHEREAS, this Agreement is one of several agreements entered into or being entered into by the Company with certain persons who are or will be key employees and/or directors of the Company or one or more subsidiaries (collectively with the Executive, the “Management Investors”) as part of an equity purchase plan designed to comply with Rule 701 promulgated under the Securities Act (as defined below);

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.                                       Definitions.

1.1                                 Agreement. The term “Agreement” shall have the meaning set forth in the preface.

1.2                                 Applicable Percentage. The term “Applicable Percentage” shall mean, with respect to an Executive’s Class B Units, the percentage set forth in the applicable table under the heading “Applicable Percentage,” as more specifically determined in accordance with the schedule set forth as Exhibit 1.2, attached hereto and incorporated herein by this reference.

1.3                                 Board. The “Board” shall mean the Company’s Management Committee.

1.4                                 Cause. The term “Cause” used in connection with the termination of employment of the Executive shall have the same meaning ascribed to such term in any employment or severance agreement then in effect between Executive and the Company or one of its subsidiaries or, if no such agreement containing a definition of “Cause” is then in effect, shall mean a termination of employment of the Executive by the Company or any subsidiary thereof due to (i) the commission by the Executive of an act of fraud or embezzlement, (ii) the indictment or conviction of the Executive for (x) a felony or (y) a crime involving moral turpitude or a plea by Executive of guilty or nolo contendere involving such a crime (to the extent it gives rise to an adverse effect on the business or reputation of the Company or any of its subsidiaries), (iii) the willful misconduct by the Executive in the performance of Executive’s duties, including any willful misrepresentation or willful concealment by Executive on any report submitted to the Company (or any of its securityholders or subsidiaries) which is not of a de minimis nature, (iv) the violation by Executive of a written Company policy regarding substance abuse, sexual harassment or discrimination or any other material written policy of the Company regarding employment, (v) the willful failure of the Executive to render services to the Company or any of its subsidiaries in accordance with Executive’s employment which failure amounts to a material neglect of the Executive’s duties to the Company or any of its subsidiaries, (vi) the repeated failure of the Executive to comply with reasonable directives of the Board of Directors of National Mentor Holdings, Inc. (“NMH”) or the Chief Executive Officer of NMH consistent with the Executive’s duties or (vii) the material breach by Executive of any of the provisions of any agreement between Executive, on the one hand, and the Company or a securityholder or an affiliate of the Company, on the other hand. Notwithstanding the foregoing, with respect to clauses (iii), (iv), (v), (vi) and (vii) above, Executive’s termination of employment with the Company or NMH shall not be deemed to have been terminated for Cause unless and until Executive has been provided written notice of the Company’s or NMH’s intention to terminate his employment for Cause and the specific facts relied on; and ten (10) business days from the receipt of such notice to cure any such conduct or omission giving rise to a termination for Cause; and Executive does not cure any such conduct or omission within such ten business-day period.

1.5                                 Closing. The term “Closing” shall have the meaning set forth in Section 2.2.

1.6                                 Closing Date. The term “Closing Date” shall have the meaning set forth in Section 2.2.

1.7                                 Company. The term “Company” shall have the meaning set forth in the preface.

1.8                                 Cost. The term “Cost” shall mean the price per Unit paid by the Executive as proportionately adjusted for all subsequent distributions of Units and other recapitalizations and less the amount of any tax distributions made with respect to the Units pursuant to Section 4.4(i) of the LLC Agreement.

1.9                                 Disability. The term “Disability” of the Executive shall have the same meaning ascribed to such term in any employment or severance agreement then in effect between Executive and the Company or one of its subsidiaries or, if no such agreement containing a definition of “Disability” is then in effect, shall mean the inability of the Executive to perform the essential functions of Executive’s job, with or without reasonable accommodation, by reason of a physical or mental infirmity, for a continuous period of six months. The period of six months shall be deemed continuous unless Executive returns to work for at least 30 consecutive business days during such period and performs during such period at the level and competence that existed prior to the beginning of the six-month period. The date of such Disability shall be on the first day of such six-month period.

1.10                           Employee and Employment. The term “employee” shall mean any employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Internal Revenue Code of 1986, as amended) of the Company or any of its subsidiaries, and the term “employment” shall include service as a part- or full-time employee to the Company or any of its subsidiaries.

1.11                           Executive. The term “Executive” shall have the meaning set forth in the preface.

1.12                           Executive Group. The term “Executive Group” shall have the meaning set forth in Section 4.1(a).

1.13                           Fair Market Value. The term “Fair Market Value” used in connection with the value of Units shall mean the average of the closing prices of the sales of the Company’s Units on all securities exchanges on which the Units may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day or, if on any day the Units are not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day the Units are not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which the Fair Market Value is being determined and the 20 consecutive business days prior to such day. If at any time the Units are not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Fair Market Value shall be the fair value of the Units determined in good faith by the Board using its reasonable business judgment (valuing the Company and its subsidiaries as a going concern; disregarding any discount for minority interest or marketability of the Units, whether due to transfer restrictions or the lack of a public market for the Units; taking into account the Preferred Priority Return (as defined in the LLC Agreement); without taking into account the effect of any contemporaneous repurchase of Units at less than Fair Market Value under Section 4) after consultation with an independent appraiser, accountant or investment banking firm (the “Valuation Expert”); provided that (i) the Board shall only be obligated to consult a Valuation Expert once annually absent special circumstances (as determined in good faith by the Board) and (ii) if the Executive disagrees in good faith with the Board’s determination and such dispute involves an amount in excess of $250,000, the Executive shall notify the Company in writing of such disagreement within ten (10) business days of receipt of the Board’s determination of the fair market value of such Units, in which event a second Valuation Expert (the “Arbiter”) selected by mutual agreement of the Executive and the Board shall make a determination of the fair market value thereof (valuing the Company and its subsidiaries as set forth above); and without taking into account the effect of any contemporaneous repurchase of Units at less than Fair Market Value under Section 4) solely by (i) reviewing a single written presentation timely made by each of the Company and the Executive setting forth their respective resolutions of the dispute and the bases therefor and (ii) accepting either the Executive’s or the Company’s proposed resolution of the dispute. For the avoidance of doubt, the determination of Fair Market Value of any Unit shall be based on the amounts distributable in respect of such Unit under the terms of the LLC Agreement, including any adjustments necessary to reflect the portion of any tax distributions that were previously made in respect of such Unit but not charged against other distributions in respect of such Unit.

Within five (5) business days after the Company’s receipt of Executive’s written notice of disagreement, the Company shall make available to Executive all data (including reports of employees and outside advisors) relied upon by the Board in making its determination. The Executive’s and the Company’s written presentations must be submitted to the Arbiter within 30 days of the Arbiter’s engagement, written notice of which shall be delivered by the Company to the Executive. The Arbiter shall notify the Executive and the Company of its decision within 40 days of its engagement. If the Executive’s proposed resolution is accepted, the Company also shall pay all of the Executive’s reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of counsel and one Valuation Expert) incurred in connection with the arbitration. Each of the Company and the Executive agrees to execute, if requested by the Arbiter, a reasonable engagement letter with the Arbiter.

1.14                           Financing Default. The term “Financing Default” shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the following as they may be amended from time to time: (i) the Credit Agreement dated as of the date hereof among NMH, NMH Holdings, LLC, the lenders party thereto and JPMorgan Chase Bank, N.A. as sole administrative agent for such lenders, and the Indenture, dated as of the date hereof, among NMH, the Guarantors (as defined in the Indenture), and U.S. Bank National Association, as trustee, and the Senior Subordinated Notes issued by NMH pursuant to the Indenture (collectively, the “Financing Agreements”), and any extensions, renewals, refinancings or refundings thereof in whole or in part; (ii) any other agreement under which an amount of indebtedness of the Company or any of its subsidiaries in excess of $5,000,000 is outstanding as of the time of the aforementioned event, and any extensions, renewals, refinancings or refundings thereof in whole or in part; (iii) restrictive financial covenants contained in the LLC Agreement of the Company or NMH’s organizational documents; (iv) any amendment of, supplement to or other modification of any of the instruments referred to in clauses (i) through (iii) above; and (v) any of the securities issued pursuant to or whose terms are governed by the terms of any of the agreements set forth in clauses (i) through (iv) above, and any extensions, renewals, refinancings or refundings thereof in whole or in part.

1.15                           Good Reason. The term “Good Reason” shall have the same meaning ascribed to such term in any employment or severance agreement then in effect between Executive and the Company or one of its subsidiaries or, if no such agreement containing a definition of “Good Reason” is then in effect, shall mean (i) a change by the Company or NMH in Executive’s duties and responsibilities which is materially inconsistent with Executive’s position in the Company or in NMH, (ii) a reduction in Executive’s annual base salary or annual bonus opportunity (excluding any reduction in Executive’s salary or bonus opportunity that is part of a plan to reduce compensation of comparably situated employees of the Company generally; provided that such reduction in Executive’s salary or bonus opportunity is not greater than ten percent (10%) of Executive’s salary or bonus opportunity as in effect on the date hereof), (iii) a material breach by the Company of the employment agreement, if any, between Executive and the Company or one of its subsidiaries, and (iv) the relocation of the Executive’s principal place of work from its current location to a location that is beyond a 50-mile radius of such current location; provided that, notwithstanding anything to the contrary in the foregoing, Executive shall only have “Good Reason” to terminate employment following the Company’s failure to remedy the act or omission which is alleged to constitute “Good Reason” within fifteen (15) days following the Company’s receipt of written notice from Executive specifying such act or omission.

1.16                           LLC Agreement. The term “LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement, dated as of December 11, 2006, by and among the Company, Vestar and the other Members of the Company a party thereto, as amended from time to time in accordance with the provisions thereof.

1.17                           Management Investors. The term “Management Investors” shall have the meaning set forth in the preface.

1.18                           Permitted Transferee. The term “Permitted Transferee” means any transferee of Units pursuant to clauses (f) or (g) of the definition of “Exempt Employee Transfer” as defined in the Securityholders Agreement.

1.19                           Person. The term “Person” shall mean any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.

1.20                           Public Offering. The term “Public Offering” shall have the meaning set forth in the Securityholders Agreement.

1.21                           Purchase Price. The term “Purchase Price” shall have the meaning set forth in Section 2.1.

1.22                           Retirement. The term “Retirement” shall mean, with respect to the Executive, the Executive’s retirement as an employee of the Company or any of its subsidiaries on or after reaching age 65 or such earlier age as may be otherwise determined by the Board after at least three years employment with the Company or any of its subsidiaries after the Closing Date.

1.23                           Sale of the Company. The term “Sale of the Company” shall have the meaning set forth in the Securityholders Agreement, except that transactions with a Person or Persons that are a wholly owned Subsidiary (as defined in the Securityholders Agreement) of Vestar and/or Vestar/NMH Investors, LLC or NMH Investment, LLC shall be excluded.

1.24                           Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

1.25                           Securityholders Agreement. The term “Securityholders Agreement” shall mean the Securityholders Agreement dated as of the Closing Date among Vestar, the Management Investors and the Company, as it may be amended or supplemented thereafter from time to time.

1.26                           Termination Date. The term “Termination Date” means the date upon which Executive’s employment with the Company and its subsidiaries is terminated.

1.27                           Vestar. The term “Vestar” means Vestar Capital Partners V, L.P., a Cayman Islands exempted limited partnership.

2.                                       Subscription for and Purchase of Units.

2.1                                 Purchase of Units. Pursuant to the terms and subject to the conditions set forth in this Agreement, the Executive hereby subscribes for and agrees to purchase, and the Company hereby agrees to issue and sell to the Executive, on the Closing Date the number of Class B, Class C and Class D Units set forth in Part 1 of Schedule I attached hereto at the applicable prices per unit and for the aggregate amounts (the “Purchase Price”) set forth in Schedule I attached hereto.

2.2                                 The Closing. The closing (the “Closing”) of the purchase of Units hereunder shall take place on                               (the “Closing Date”). The Company and the Executive hereby agree that the Purchase Price shall be deducted from the Executive’s next regularly scheduled paycheck following the Closing Date, and that that such deduction shall represent payment in full for the Units, and that the Executive shall execute and deliver to the Company a writing satisfactory to the Company and evidencing the Executive’s acceptance and adoption of all of the terms and provisions of each of the LLC Agreement and the Securityholders Agreement.

2.3                                 Section 83(b) Election. Within 10 days after the Closing, Executive shall provide the Company with a completed election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder in the form of Exhibit A attached hereto. The Company shall timely file (via certified mail, return receipt requested) such election with the Internal Revenue Service (“IRS”), and shall provide Executive with proof of such timely filing.

2.4                                 Closing Conditions. Notwithstanding anything in this Agreement to the contrary, the Company shall be under no obligation to issue and sell to the Executive any Units unless (i) Executive is an employee of, or consultant to, the Company or one of its Subsidiaries on the Closing Date; (ii) the representations of Executive contained in Section 3 hereof are true and correct in all material respects as of the Closing Date and (iii) Executive is not in breach of any agreement, obligation or covenant herein required to be performed or observed by Executive on or prior to the Closing Date.

3.                                       Investment Representations and Covenants of the Executive.

3.1                                 Units Unregistered. The Executive acknowledges and represents that Executive has been advised by the Company that:

(a)                                  the offer and sale of the Units have not been registered under the Securities Act;

(b)                                 the Units must be held indefinitely and the Executive must continue to bear the economic risk of the investment in the Units unless the offer and sale of such Units are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;

(c)                                  there is no established market for the Units and it is not anticipated that there will be any public market for the Units in the foreseeable future;

(d)                                 a notation shall be made in the appropriate records of the Company indicating that the Units are subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Units.

3.2                                 Additional Investment Representations. The Executive represents and warrants that:

(a)                                  the Executive’s financial situation is such that Executive can afford to bear the economic risk of holding the Units for an indefinite period of time, has adequate means for providing for Executive’s current needs and personal contingencies, and can afford to suffer a complete loss of Executive’s investment in the Units;

(b)                                 the Executive’s knowledge and experience in financial and business matters are such that Executive is capable of evaluating the merits and risks of the investment in the Units;

(c)                                  the Executive understands that the Units are a speculative investment which involves a high degree of risk of loss of Executive’s investment therein, there are substantial restrictions on the transferability of the Units and, on the Closing Date and for an indefinite period following the Closing, there will be no public market for the Units and, accordingly, it may not be possible for the Executive to liquidate Executive’s investment in case of emergency, if at all;

(d)                                 the terms of this Agreement provide that if the Executive ceases to be an employee of the Company or its subsidiaries, the Company and its affiliates have the right to repurchase the Units at a price which may, under certain circumstances, be less than the Fair Market Value thereof;

(e)                                  the Executive understands and has taken cognizance of all the risk factors related to the purchase of the Units and, other than as set forth in this Agreement, no representations or warranties have been made to the Executive or Executive’s representatives concerning the Units or the Company or their prospects or other matters;

(f)                                    the Executive has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its subsidiaries, the Securityholders Agreement, the Company’s organizational documents and the terms and conditions of the purchase of the Units and to obtain any additional information which the Executive deems necessary;

(g)                                 all information which the Executive has provided to the Company and the Company’s representatives concerning the Executive and Executive’s financial position is complete and correct as of the date of this Agreement; and

(h)                                 the Executive is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

4.                                       Certain Sales and Forfeitures Upon Termination of Employment.

4.1                                 Put Option.

(a)                                  If the Executive’s employment with the Company and its subsidiaries terminates due to the Disability, death or Retirement of the Executive prior to the earlier of (i) a Public Offering or (ii) a Sale of the Company, the Executive and the Executive’s Permitted Transferees (hereinafter sometimes collectively referred to as the “Executive Group”) shall have the right, subject to the provisions of Section 5 hereof, for 90 days following the date that is six (6) months after the date of such termination of employment of the Executive, to sell to the Company, and the Company shall be required to purchase (subject to the provisions of Section 5 hereof), on one occasion from each member of the Executive Group, all (but not less than all) of the number of Units then held by the Executive Group that equals the sum of (i) the product of (x) the total number of Class B Units collectively held by the Executive Group and (y) the Applicable Percentage (measured as of the Termination Date), at a price per Unit equal to the applicable purchase price determined pursuant to Section 4.1(c) and (ii) the total number of Class C and Class D Units collectively held by the Executive Group for which the performance goals set forth in LLC Agreement have been achieved prior to the termination, at a price per Unit equal to the applicable purchase price determined pursuant to Section 4.1(c). In order to exercise its rights with respect to the Units pursuant to this Section 4.1(a), the Executive Group shall also be required to simultaneously exercise any similar rights it may have with respect to any other units of the Company held by the Executive Group in accordance with the terms of the agreements pursuant to which such other units were purchased from the Company.

(b)                                 If the Executive Group desires to exercise its option to require the Company to repurchase Units pursuant to Section 4.1(a), the members of the Executive Group shall send one written notice to the Company setting forth such members’ intention to collectively sell all of their Units pursuant to Section 4.1(a), which notice shall include the signature of each member of the Executive Group. Subject to the provisions of Section 5.1, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 60th day after the giving of such notice.

(c)                                  In the event of a purchase by the Company pursuant to Section 4.1(a), the purchase price of any Unit subject to purchase under Section 4.1(a) shall be Fair Market Value (measured as of the purchase date); provided that in any case the Board shall have the right, in its sole discretion, to increase any of the foregoing purchase prices.

4.2                                 Call Options.

(a)                                  If the Executive’s employment with the Company and its subsidiaries terminates for any of the reasons set forth in clauses (i), (ii) or (iii) below prior to a Sale of the Company, or if the Executive engages in “Competitive Activity” (as defined in Section 6.1 of this Agreement), the Company shall have the right and option to purchase for a period of 90 days following the Termination Date, and each member of the Executive Group shall be required to sell to the Company, any or all of such Units then held by such member of the Executive Group (it being understood that if Units of any class subject to repurchase hereunder may be repurchased at different prices, the Company may elect to repurchase only the portion of the

Units of such class subject to repurchase hereunder at the lower price), at a price per unit equal to the applicable purchase price determined pursuant to Section 4.2(c):

(i)                                     if the Executive’s employment with the Company and its subsidiaries is terminated due to the Disability, death or Retirement of the Executive;

(ii)                                  if the Executive’s employment with the Company and its subsidiaries is terminated by the Company and its subsidiaries without Cause or by the Executive for Good Reason;

(iii)                               if the Executive’s employment with the Company and its subsidiaries is terminated (A) by the Company or any of its subsidiaries for Cause or (B) by the Executive for any other reason not set forth in Section 4.2(a)(i) or Section 4.2(a)(ii).

(b)                                 If the Company desires to exercise one of its options to purchase Units pursuant to this Section 4.2, the Company shall, not later than 90 days after the Termination Date, send written notice to each member of the Executive Group of its intention to purchase Units, specifying the number of Units to be purchased (the “Call Notice”). Subject to the provisions of Section 5, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 30th day after the giving of the later of the Call Notice.

(c)                                  In the event of a purchase by the Company pursuant to Section 4.2(a), the purchase price shall be:

(i)                                     with respect to a purchase of all Units, in the case of a termination of employment described in Section 4.2(a)(iii)(A) or if Executive engages in a “Competitive Activity” (as defined in Section 6.1 of this Agreement), a price per Unit equal to the lesser of (A) Fair Market Value (measured as of the Termination Date) and (B) Cost;

(ii)                                  with respect to a purchase of Class B Units, in the case of a termination of employment described in Section 4.2(a)(i) or Section 4.2(a)(ii), with respect to the number of Units being purchased which is the product of (x) the total number of Units being purchased and (y) the Applicable Percentage (measured as of the Termination Date), a price per Unit equal to Fair Market Value (measured as of the Termination Date), and (if the Applicable Percentage (measured as of the Termination Date) is less than 100%) the purchase price with respect to the remaining Units being sold shall be a price per Unit equal to the lesser of (A) Fair Market Value (measured as of the Termination Date) and (B) Cost;

(iii)                               with respect to a purchase of Class B Units, in the case of a termination of employment described in Section 4.2(a)(iii)(B), with respect to the number of Units being purchased which is the product of (x) the total number of units being purchased and (y) the Applicable Percentage (measured as of the Termination Date), a price per Unit equal to Fair Market Value (measured as of the Termination Date), and (if the Applicable Percentage (measured as of the Termination Date) is less than 100%) the purchase price with respect to the remaining Units being sold shall be a price per Unit equal to the lesser of (A) Fair Market Value (measured as of the Termination Date) and (B) Cost;

(iv)                              with respect to a purchase of Class C Units or Class D Units, in the case of a termination of employment prior to                               described in Section 4.2(a)(iii)(B), a price per Unit equal to the lesser of (A) Fair Market Value (measured as of the Termination Date) and (B) Cost; and

(v)                                 with respect to a purchase of Class C Units or Class D Units, in the case of a termination of employment described in Section 4.2(a)(i) or Section 4.2(a)(ii) or a termination of employment on or after June 29, 2009(4) described in Section 4.2(a)(iii)(B), a price per Unit equal to Fair Market Value (measured as of the Termination Date without giving effect to any performance targets set forth in the LLC Agreement of the Company which may have been achieved after the Termination Date);

provided that in any case the Board shall have the right, in its sole discretion, to increase any purchase price set forth above.

4.3                                 Obligation to Sell Several. If there is more than one member of the Executive Group, the failure of any one member thereof to perform its obligations hereunder shall not excuse or affect the obligations of any other member thereof, and the closing of the purchases from such other members by the Company shall not excuse, or constitute a waiver of its rights against, the defaulting member.

5.                                       Certain Limitations on the Company’s Obligations to Purchase Units.

5.1                                 Deferral of Purchases. (a)  Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to purchase any Units at any time pursuant to Section 4, regardless of whether it has delivered a notice of its election to purchase any such Units, (i) to the extent that the purchase of such Units or the payment to the Company or one of its subsidiaries of a cash dividend or distribution by a subsidiary of the Company to fund such purchase (together with any other purchases of Units pursuant to Section 4 or pursuant to similar provisions in agreements with other employees of the Company and its subsidiaries of which the Company has at such time been given or has given notice and together with cash dividends and distributions to fund such other purchases) would result (A) in a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its subsidiaries or any of its or their property, (B) after giving effect thereto, in a Financing Default or (C) adverse accounting treatment for the Company, or (ii) if immediately prior to such purchase there exists a Financing Default which prohibits such purchase, dividend or distribution. The Company shall within fifteen days of learning of any such fact so notify the members of the Executive Group that it is not obligated to purchase units hereunder.

(b)                                 Notwithstanding anything to the contrary contained in Section 4, any Units which a member of the Executive Group has elected to sell to the Company or which the Company has elected to purchase from members of the Executive Group, but which in accordance with Section 5.1(a) are not purchased at the applicable time provided in Section 4, shall be purchased by the Company for the applicable purchase price, together with interest thereon at the Applicable Federal Rate as in effect on the date such purchase is so deferred on or prior to the fifteenth day after such date or dates that (after taking into account any purchases (and related dividends and distributions) to be made at such time pursuant to agreements with other employees of the Company and its subsidiaries) the purchase of such Units (and related dividends and distributions) are no longer prohibited under Section 5.1(a), and the Company shall give the members of the Executive Group five days prior notice of any such purchase.

5.2                                 Payment for Units. If at any time the Company elects or is required to purchase any Units pursuant to Section 4, the Company shall pay the purchase price for the Units it purchases (i) first, by the cancellation of any indebtedness, if any, owing from the Executive to the Company or any of its subsidiaries (which indebtedness shall be applied pro rata against the proceeds receivable by each member of the Executive Group receiving consideration in such repurchase) and (ii) then, by the Company’s delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments representing the Units so purchased, duly endorsed; provided that if any of the conditions set forth in Section 5.1(a) exists which prohibits such cash payment (either directly or indirectly as a result of the prohibition of a related cash dividend or distribution), the portion of the cash payment so prohibited may be made, to the extent such payment is not prohibited, by the Company’s delivery of a junior subordinated promissory note (which shall be subordinated and subject in right of payment to the prior payment of any debt outstanding under the Financing Agreements and any modifications, renewals, extensions, replacements and refunding of all such indebtedness) of the Company (a “Junior Subordinated Note”) in a principal amount equal to the balance of the purchase price, payable (x) in the event of a termination of employment referenced in Section 4.2(a)(i) and (ii), as soon as the conditions set forth in Section 5.1(a) no longer exist or (x) in the event of a termination of employment referenced in Section 4.2(a)(iii), on the fifth anniversary of the issuance thereof, and bearing interest payable annually at the Applicable Federal Rate on the date of issuance; provided further that if any of the conditions set forth in Section 5.1(a) exists which prohibits such payment (or the payment described in the next proviso) by delivery of a Junior Subordinated Note, the portion of the payment so prohibited may be made, to the extent such payment is not prohibited, by the Company’s delivery of preferred units of the Company having an aggregate liquidation preference equal to the balance of the purchase price; provided further that in the case of a purchase pursuant to Section 4.2(a)(iii) the Company may elect at any time to deliver a Junior Subordinated Note in a principal amount equal to all or a portion of the cash purchase price (in lieu of paying such portion of the purchase price in cash), which Junior Subordinated Note shall mature on the fifth anniversary of its issuance and accrue interest annually at the Applicable Federal Rate on the date of issuance, which interest shall be payable at maturity. The Company shall use its reasonable efforts to repurchase Units pursuant to Section 4.1(a) or Section 4.2(a)(i) or Section 4.2(a)(ii) with cash and/or to prepay any Junior Subordinated Notes or redeem any preferred units issued in connection with a repurchase of Units pursuant to Section 4.1(a) or Section 4.2(a)(i) or Section 4.2(a)(ii). The Company shall have the right set forth in clause (i) of the first sentence of this Section 5.2 whether or not the member of the Executive Group selling such units is an obligor of the Company. Any Junior Subordinated Note (or preferred units issued in lieu thereof) shall become prepayable (or redeemable) upon a Sale of the Company from net cash proceeds, if any, payable to the Company or its unitholders; to the extent that sufficient net cash proceeds are not so payable, the Junior Subordinated Note (or preferred units issued in lieu thereof) shall be cancelled in exchange for such other non-cash consideration received by unitholders in the Sale of the Company having a fair market value equal to the principal of and accrued interest on the note. Any Junior Subordinated Note (or preferred units issued in lieu thereof) also shall become prepayable upon the consummation of an initial Public Offering. The principal of and accrued interest on any such note may be prepaid (and preferred units issued in lieu thereof may be redeemed) in whole or in part at any time at the option of the Company. If interest (or cash dividends) is required to be paid on any Junior Subordinated Note (or preferred units issued in lieu thereof) prior to maturity and any of the conditions set forth in Section 5.1(a) exists or if any such cash payment would result in adverse accounting treatment for the Company which prohibits the payment of such interest (or dividends) in cash, such interest may be cumulated and accrued until and to the extent that such prohibition no longer exists.

6.                                       Noncompetition.

6.1                                 Competitive Activity. Executive shall be deemed to have engaged in “Competitive Activity” if, during the period commencing on the date hereof and ending on the later of (x) the first anniversary of the date Executive’s employment with the Company and its subsidiaries is terminated or (y) the maximum number of years of base salary Executive is entitled to receive as severance in a termination by the Company without Cause, Executive, whether on Executive’s own behalf or on behalf of or in conjunction with any other person or entity, directly or indirectly (A) solicits, or assists in soliciting, the business of any client of the Company or any of its subsidiaries (collectively, the “Entities”), or hires any employee of any of the Entities, or interferes with, or attempts to interfere with, the relationships between any of the Entities, on the one hand, and any of its customers, clients, suppliers, partners, members, employees or investors, on the other hand; or (B) becomes an employee, agent, representative, consultant, partner, shareholder or holder of any other financial interest with respect to any business, individual, partnership, joint venture, association, firm, corporation or other entity engaged, wholly or in part, in the provision or sale of acquired brain injury services, therapeutic foster care, other foster care or other home or community-based healthcare, therapy, counseling or other educational or human services to people with special needs, or any other business that the Company is actively conducting or is actively considering conducting at the time of Executive’s termination of employment (so long as Executive knows or reasonably should have known about such plan(s)), in each case in any geographical area within 100 mile radius of the Executive’s principal place of work as of the Termination Date with the Company or its affiliates, as applicable(the “Competitive Business”). Notwithstanding the foregoing, if Executive is subject to a more restrictive noncompetition covenant in any agreement with the Company or any of its affiliates, the most restrictive of such noncompetition covenants shall apply.

6.2                                 Activity Date. If Executive engages in Competitive Activity, the “Activity Date” shall be the first date on which Executive engages in such Competitive Activity.

6.3                                 Repayment of Proceeds. If Executive engages in Competitive Activity, then Executive shall be required to pay to the Company, within ten business days following the Activity Date, an amount equal to the excess, if any, of (A) the aggregate proceeds Executive received upon the sale or other disposition of Executive’s Units, over (B) the aggregate Cost of such Units.

7.                                       Miscellaneous.

7.1                                 Transfers to Permitted Transferees. Prior to the transfer of Units to a Permitted Transferee (other than a transfer subsequent to a Sale of the Company), the Executive shall deliver to the Company a written agreement of the proposed transferee (a) evidencing such Person’s undertaking to be bound by the terms of this Agreement and (b) acknowledging that the Units transferred to such Person will continue to be Units for purposes of this Agreement in the hands of such Person. Any transfer or attempted transfer of Units in violation of any provision of this Agreement or the Securityholders Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Units as the owner of such Units for any purpose.

7.2                                 Recapitalizations, Exchanges, Etc., Affecting Units. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Units, to any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Units, by reason of any dividend payable in units, issuance of units, combination, recapitalization, reclassification, merger, consolidation or otherwise.

7.3                                 Executive’s Employment by the Company. Nothing contained in this Agreement shall be deemed to obligate the Company or any subsidiary of the Company to employ the Executive in any capacity whatsoever or to prohibit or restrict the Company (or any such subsidiary) from terminating the employment of the Executive at any time or for any reason whatsoever, with or without Cause.

7.4                                 Cooperation. Executive agrees to cooperate with the Company in taking action reasonably necessary to consummate the transactions contemplated by this Agreement.

7.5                                 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Transferee shall derive any rights under this Agreement unless and until such Transferee has executed and delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement; and provided further that Vestar is a third party beneficiary of this Agreement and shall have the right to enforce the provisions hereof.

7.6                                 Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

7.7                                 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

7.8                                 Jurisdiction. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and each of the Company and the members of the Executive Group hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Each of the members of the Executive Group and the Company hereby irrevocably waives (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.

7.9                                 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied (with confirmation of receipt), one day after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

(a)                                  If to the Company:

NMH Investment, LLC
c/o Vestar Capital Partners
245 Park Avenue, 41st Floor
New York, NY  10167
Attn: General Counsel
Telecopy: (212) 808-4922

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3954
Attn: Peter J. Gordon
Telecopy: (212) 455-2502

(b)                                 If to the Executive, to the address as shown on the unit register of the Company.

7.10                           Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

7.11                           Counterparts. This Agreement may be executed in separate counterparts, and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

7.12                           Injunctive Relief. The Executive and Executive’s Permitted Transferees each acknowledges and agrees that a violation of any of the terms of this Agreement will cause the Company irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

7.13                           Rights Cumulative; Waiver. The rights and remedies of the Executive and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

*     *     *     *     *

IN WITNESS WHEREOF, the parties have executed this Management Unit Subscription Agreement as of the date first above written.

NMH INVESTMENT, LLC,
a Delaware limited liability company

By:
Name:
Title:

[Name of Executive]

CONSENT OF SPOUSE

I,                              , the undersigned spouse of Executive, hereby acknowledge that I have read the foregoing Management Unit Subscription Agreement (the “Agreement”) and that I understand its contents. I am aware that the Agreement provides for the repurchase of my spouse’s Units (as defined in the Agreement) under certain circumstances and imposes other restrictions on the transfer of such Units. I agree that my spouse’s interest in the Units is subject to the Agreement and any interest I may have in such Units shall also be irrevocably bound by the Agreement and, further, that my community property interest in such Units, if any, shall be similarly bound by the Agreement.

I am aware that the legal, financial and other matters contained in the Agreement are complex and I am encouraged to seek advice with respect thereto from independent legal and/or financial counsel. I have either sought such advice or determined after carefully reviewing the Agreement that I hereby waive such right.

Acknowledged and agreed this day of

Name:

Witness

1

SCHEDULE I

Purchased Units	Number	Price per Unit	Aggregate Amount
Class B Units:
Class C Units:
Class D Units:
Total

2

EXHIBIT A

ELECTION TO INCLUDE UNITS IN GROSS
INCOME PURSUANT TO SECTION 83(b) OF THE
INTERNAL REVENUE CODE

The undersigned purchased units (the “Units”) of NMH Investment, LLC (the “Company”) on                              . The undersigned desires to make an election to have the Units taxed under the provision of Section 83(b) of the Internal Revenue Code of 1986, as amended (“Code §83(b)”), at the time the undersigned purchased the Units.

Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Units (described below), to report as taxable income for calendar year      the excess, if any, of the Units’ fair market value on                               over the purchase price thereof.

The following information is supplied in accordance with Treasury Regulation §1.83-2(e):

1.                                       The name, address and social security number of the undersigned:

[Name]

[Address]

SSN:

2.                                       A description of the property with respect to which the election is being made:          Class B Common Units,         Class C Common Units and          Class D Common Units.

3.                                       The date on which the property was transferred:                              . The taxable year for which such election is made:  calendar year     .

4.                                       The restrictions to which the property is subject:  The Class B Common Units are subject to a time-based vesting schedule and the Class C and Class D Common Units are subject to certain time and performance based objectives. If the undersigned ceases to be employed by the Company or any of its subsidiaries under certain circumstances, all or a portion of the Units may be subject to repurchase by the Company at the original purchase price paid for the Units, regardless of the fair market value of the Units on the date of such repurchase. The Units are also subject to transfer restrictions.

5.                                       The aggregate fair market value on                               of the property with respect to which the election is being made, determined without regard to any lapse restrictions: $          .

6.                                       The aggregate amount paid for such property: $          .

A copy of this election has been furnished to the Secretary of the Company pursuant to Treasury Regulations §1.83-2(e)(7).

Dated:
[Name]

Exhibit 1.2 to the Management Unit Subscription Agreement

Class B Units

With respect to a purchase of Class B Units pursuant to Section 4.2 in the case of a termination of employment of an Executive described in Section 4.2(a)(i) or Section 4.2(a)(ii), the Applicable Percentage shall be determined in accordance with the following table attached to this Exhibit 1.2 as Annex A based on the Month (as defined below) during which the employment of such Executive is terminated:

With respect to a purchase of Class B Units pursuant to Section 4.2 in the case of a termination of employment of an Executive described in Section 4.2(a)(iii)(B), the Applicable Percentage shall be determined in accordance with the table attached to this Exhibit 1.2 as Annex B based on the Month (as defined below) during which the employment of such Executive is terminated.

For purposes of this Exhibit 1.2, “Month” means (i) in the case of Month 1, the period commencing on                               (the “Measurement Date”)(4) and ending on the calendar day immediately preceding the one-month anniversary of the Measurement Date, (ii) for Month 2, the period commencing on the one-month anniversary of the Measurement Date and ending on the calendar day immediately preceding the two-month anniversary of the Measurement Date and (iii) for each other Month, the period determined in the manner in which Month 2 was determined, substituting the number of the month minus one for “one” in the preceding clause (ii) and substituting the number of the month for “two” in the preceding clause (ii).

Annex A to Exhibit 1.2

	Month During Which
	Employment is	Applicable
	Terminated	Percentage

	1	0.00%
	2	0.00%
	3	0.00%
	4	0.00%
	5	0.00%
	6	0.00%
	7	0.00%
	8	0.00%
	9	0.00%
	10	0.00%
	11	0.00%
End of 1st year	12	0.00%
	13	20.00%
	14	21.70%
	15	23.40%
	16	25.10%
	17	26.80%
	18	28.50%
	19	30.20%
	20	31.90%
	21	33.60%
	22	35.30%
	23	37.00%
End of 2nd year	24	38.70%
	25	40.40%
	26	42.10%
	27	43.80%
	28	45.50%
	29	47.20%
	30	48.90%
	31	50.60%
	32	52.30%
	33	54.00%
	34	55.70%
	35	57.40%
End of 3rd year	36	59.10%
	37	60.80%
	38	62.50%
	39	64.20%
	40	65.90%
	41	67.60%
	42	69.30%
	43	71.00%

	44	72.70%
	45	74.40%
	46	76.10%
	47	77.80%
End of 4th year	48	79.50%
	49	81.20%
	50	82.90%
	51	84.60%
	52	86.30%
	53	88.00%
	54	89.70%
	55	91.40%
	56	93.10%
	57	94.80%
	58	96.50%
	59	98.20%
End of 5th year	60	99.90%
	61 and thereafter	100.00%

Annex B to Exhibit 1.2

	Month During Which
	Employment is	Applicable
	Terminated	Percentage

	1	0.00%
	2	0.00%
	3	0.00%
	4	0.00%
	5	0.00%
	6	0.00%
	7	0.00%
	8	0.00%
	9	0.00%
	10	0.00%
	11	0.00%
End of 1st year	12	0.00%
	13	0.00%
	14	0.00%
	15	0.00%
	16	0.00%
	17	0.00%
	18	0.00%
	19	0.00%
	20	0.00%
	21	0.00%
	22	0.00%
	23	0.00%
End of 2nd year	24	0.00%
	25	0.00%
	26	0.00%
	27	0.00%
	28	0.00%
	29	0.00%
	30	0.00%
	31	0.00%
	32	0.00%
	33	0.00%
	34	0.00%
	35	0.00%
End of 3rd year	36	0.00%
	37	40.00%
	38	43.18%
	39	46.36%
	40	49.54%
	41	52.72%
	42	55.90%
	43	59.08%

	44	62.26%
	45	65.44%
	46	68.62%
	47	71.80%
End of 4th year	48	74.98%
	49	77.06%
	50	79.14%
	51	81.22%
	52	83.30%
	53	85.38%
	54	87.46%
	55	89.54%
	56	91.62%
	57	93.70%
	58	95.78%
	59	97.86%
End of 5th year	60	99.94%
	61 and thereafter	100.00%